Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CONNECTONE BANCORP, INC.

(New Jersey Business ID Number: 0100181324)

Pursuant to N.J.S.A. 14A:9-5(2)

Dated as of: May 21, 2020

The undersigned corporation certifies that it has adopted the following Restated Certificate of Incorporation:

First: Corporate Name. The name of the corporation is ConnectOne Bancorp, Inc.

Second: Registered Office and Agent. The address of the corporation’s registered office in the State of New Jersey is 301 Sylvan Avenue, Englewood Cliff, New Jersey 07632. The name of its registered agent at such address is Frank Sorrentino III.

Third: Corporate Purposes. The purpose or purposes for which the corporation is organized are:

(a) To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect; and

(b) To engage in any other activities within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

Fourth: Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, of which Fifty Million (50,000,000) shares are designated as Common Stock, no par value (“Common Stock”), and Five Million (5,000,000) shares are designated as Preferred Stock, no par value (“Preferred Stock”). The board of directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

Fifth: Board of Directors. The number of directors constituting the current Board of Directors of the corporation consists of twelve (12); and the names and addresses of the directors are:

Name	Address
Frank S. Sorrentino III	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Frank W. Baier	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Alexander A. Bol	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Stephen T. Boswell	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Frank Huttle III	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Michael W. Kempner	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Nicholas Minoia	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Katherin Nukk-Freeman	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Joseph C. Parisi Jr.	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Daniel E. Rifkin	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Mark Sokolich	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
William A. Thompson	301 Sylvan Avenue, Englewood Cliffs, NJ 07632

Sixth: No Cumulative Voting Rights. Cumulative voting for the election of directors shall not be permitted.

Seventh: Indebtedness. The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

Eighth: The Board of Directors may, if it deems advisable, oppose a tender, or other offer for the corporation’s securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any and all of the following:

(1)       Whether the offer price is acceptable based on the historical and present operating results or financial conditions of the corporation.

(2)       Whether a more favorable price could be obtained for the corporation’s securities in the future.

(3)       The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

(4)       The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock.

(5)       The value of the securities, if any, which the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

(6)       Any antitrust or other legal and regulatory issues that are raised by the offer.

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

Ninth: Preemptive Rights. No holder of common stock of the corporation, as such, shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, any rights or options to purchase stock of any class whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration, or by way of dividend.

Tenth: Number of Directors. The By-Laws shall specify the number of directors. Any vacancy in the Board, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

Eleventh: Election of Directors. Except as may be provided in the By-Laws, and as above, at each annual meeting of shareholders of the Corporation, the directors shall be elected for terms expiring at the next annual meeting of shareholders.

Twelfth: Indemnification. Every person who is or was a director, officer, employee, or agent of the corporation or any of corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the corporation or such other corporation at the time the expenses or liabilities are incurred.

Thirteenth: So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph fourteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. No amendment to or repeal of this paragraph fourteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph fourteen shall apply to or have any effect on the liability or alleged liability of any director or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

Fourteenth: So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph fifteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this paragraph fifteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph fifteen shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

IN WITNESS WHEREOF, the undersigned corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer as of the date first written above.

CONNECTONE BANCORP, INC.

By:	/s/ Frank Sorrentino III
Name: Frank Sorrentino III
Title: Chairman, President & CEO